EXHIBIT 1.2

MONDELĒZ INTERNATIONAL, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

January 9, 2014

To: The Representatives of the Underwriters identified herein

Ladies and Gentlemen:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Amended and Restated Underwriting Agreement relating to debt securities filed as an exhibit to the Company’s registration statement on Form S-3 (File No. 333-172488) (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms:

OFFERED SECURITIES

Title:

2.250% Notes due 2019 (the “2019 Notes”).

4.000% Notes due 2024 (the “2024 Notes” and, together with the 2019 Notes, the “Fixed Rate Notes”).

Floating Rate Notes due 2019 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”).

Principal Amount:

$850,000,000 aggregate principal amount of 2019 Notes.

$1,750,000,000 aggregate principal amount of 2024 Notes.

$400,000,000 aggregate principal amount of Floating Rate Notes.

Interest:

Fixed Rate Notes

The 2019 Notes will bear interest at a rate of 2.250% per annum from January 16, 2014, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2014, to the persons in whose names the 2019 Notes are registered at the close of business on the preceding January 17 and July 17, each a record date, as the case may be.

The 2024 Notes will bear interest at a rate of 4.000% per annum from January 16, 2014, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2014, to the persons in whose names the 2024 Notes are registered at the close of business on the preceding January 17 and July 17, each a record date, as the case may be.

Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months (i.e., the 30/360 day count convention).

Floating Rate Notes

Interest on the Floating Rate Notes is payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing May 1, 2014, to persons in whose names the Floating Rate Notes are registered at the close of business 15 calendar days before the interest payment date. The Floating Rate Notes will bear interest at a rate per annum of LIBOR (as determined in accordance with the description reflected in the Company’s Prospectus Supplement relating to the Notes dated January 9, 2014 (the “Prospectus Supplement”)) plus 52 basis points and will be reset quarterly on each interest payment date.

Interest on the Floating Rate Notes will be computed on the basis of a 360-day year and the actual number of days in each interest payment period (i.e., the Actual/360 day count convention).

Maturity Date:

The 2019 Notes will mature on February 1, 2019.

The 2024 Notes will mature on February 1, 2024.

The Floating Rate Notes will mature on February 1, 2019.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Change of Control:

Upon the occurrence of a Change of Control Triggering Event (as defined in the Prospectus Supplement), the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Prospectus Supplement under the caption “Description of Notes—Change of Control.”

Optional Redemption:

Prior to January 1, 2019, the Company may redeem the 2019 Notes in whole or in part, at its option, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as well as accrued and unpaid interest to, but not including, the date of redemption. On or after January 1, 2019, the Company may redeem the 2019 Notes in whole or in part, at its option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption.

Prior to November 1, 2023, the Company may redeem the 2024 Notes in whole or in part, at its option, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as well as accrued and unpaid interest to, but not including, the date of redemption. On or after November 1, 2023, the Company may redeem the 2024 Notes in whole or in part, at its option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption.

In the case of each of the above, the redemption shall occur as and to the extent set forth in the Prospectus Supplement under the caption “Description of Notes—Optional Redemption of the 2019 Notes and the 2024 Notes.”

Redemption for Tax Reasons:

The Company may redeem all, but not part, of the Notes upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the Prospectus Supplement.

Conversion Provisions:

None.

Sinking Fund:

None.

Listing:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the Prospectus Supplement.

Purchase Price:

99.191% of the principal amount of the 2019 Notes, plus accrued interest, if any, from January 16, 2014.

99.442% of the principal amount of the 2024 Notes, plus accrued interest, if any, from January 16, 2014.

99.650% of the principal amount of the Floating Rate Notes, plus accrued interest, if any, from January 16, 2014.

Expected Reoffering Price:

99.541% of the principal amount of the 2019 Notes, plus accrued interest, if any, from January 16, 2014.

99.892% of the principal amount of the 2024 Notes, plus accrued interest, if any, from January 16, 2014.

100% of the principal amount of the Floating Rate Notes, plus accrued interest, if any, from January 16, 2014.

OTHER MATTERS

Closing:

9:00 a.m., New York City time, on January 16, 2014, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017. Payment for the Notes will be made in Federal (same day) funds.

Settlement and Trading:

Book-Entry Only via DTC, Clearstream or Euroclear.

Names and Addresses of the Representatives and Lead Underwriters:

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference, except that:

(1) Section 2(x) of the Underwriting Agreement is hereby replaced in its entirety as follows:

“(x) Except as otherwise disclosed in the Pricing Prospectus and the Prospectus, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons either (i) of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (ii) the U.K. Bribery Act 2010 (the “Bribery Act”) and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and the Bribery Act and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.”

(2) Section 2(z) of the Underwriting Agreement is hereby replaced in its entirety as follows:

“(z) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is an individual or entity (“Person”) currently subject to or target of any sanctions enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”); nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of comprehensive Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, (i) for the purpose of funding any activities of or business with any Person that, at the time of such funding, is the subject of comprehensive Sanctions, (ii) for the purpose of funding any activities of or business (except as permitted by an agency or department of the U.S. government, pursuant to license or otherwise) in any country or territory that is the subject of comprehensive Sanctions or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.”

(3) Section 5(d) of the Underwriting Agreement is hereby replaced in its entirety as follows:

“(d) The Representatives shall have received an opinion, dated the Closing Date, from: (i) Hunton & Williams LLP, Virginia legal counsel to the Company, with respect to the matters set forth in Exhibit A; and (ii) Gibson, Dunn & Crutcher LLP, New York legal counsel to the Company, with respect to the matters set forth in Exhibit B.”

(4) Each of Section 6(a) and Section 6(b) of the Underwriting Agreement is hereby amended to replace “directors and officers” in the first sentence thereof with “directors, officers, employees, agents and affiliates,” and Section 6(a) of the Underwriting Agreement is further amended to replace “Underwriter” the fourth and fifth time it appears in such section with “indemnified person.”

(5) Notwithstanding anything in Section 4(h) of the Underwriting Agreement to the contrary, the Underwriters shall pay all expenses (including reasonable fees and disbursements of their counsel) incurred in connection with the qualification of the Offered Securities for sale and any determination of their eligibility for investment under the laws of such jurisdictions as the Representatives reasonably designate.

In addition to the representations and warranties contained in Section 2 of the Underwriting Agreement, the Company, as of the date hereof and as of the Closing Date, represents and warrants to, and agrees with, each Underwriter that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

All references to “Kraft Foods Inc.” in the Underwriting Agreement shall be deemed to refer to Mondelēz International, Inc.

For purposes of the Underwriting Agreement, the “Applicable Time” shall be 4:45 p.m. (New York City time) on January 9, 2014.

The Offered Securities will be made available for checking at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, prior to the Closing Date.

For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the information contained in the sixth, seventh and eighth paragraphs under the caption “Underwriting” in the Prospectus Supplement.

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If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Barbara L. Brasier
	Name:	Barbara L. Brasier
	Title:	Senior Vice President and Treasurer

SIGNATURE PAGE TO TERMS AGREEMENT

The foregoing Terms Agreement is hereby

confirmed and accepted as of the date first above

written.

BARCLAYS CAPITAL INC.

By:	/s/ Pamela Kendall
Name: Pamela Kendall
Title: Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi
Name: Robert Bottamedi
Title: Vice President

RBS SECURITIES INC.

By:	/s/ Moshe Tomkiewicz
Name: Moshe Tomkiewicz
Title: Managing Director

Acting on behalf of themselves and as the

Representatives of the several Underwriters.

SIGNATURE PAGE TO TERMS AGREEMENT

SCHEDULE A

Underwriters	2019 Notes	2024 Notes	Floating Rate Notes
Barclays Capital Inc.	$115,600,000	$238,000,000	$54,400,000
J.P. Morgan Securities LLC	115,600,000	238,000,000	54,400,000
RBS Securities Inc.	115,600,000	238,000,000	54,400,000
Deutsche Bank Securities Inc.	115,600,000	238,000,000	54,400,000
HSBC Securities (USA) Inc.	115,600,000	238,000,000	54,400,000
BNP Paribas Securities Corp.	41,084,000	84,583,000	19,333,000
Credit Agricole Securities (USA) Inc.	41,084,000	84,583,000	19,333,000
Mitsubishi UFJ Securities (USA), Inc.	41,083,000	84,584,000	19,333,000
Mizuho Securities USA Inc.	41,083,000	84,584,000	19,333,000
SG Americas Securities, LLC	41,083,000	84,583,000	19,334,000
Wells Fargo Securities, LLC	41,083,000	84,583,000	19,334,000
Drexel Hamilton, LLC	12,750,000	26,250,000	6,000,000
Loop Capital Markets LLC	12,750,000	26,250,000	6,000,000

Total	$850,000,000	$1,750,000,000	$400,000,000